EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT hereinafter (“Agreement”) is made as of October 29, 2015 (hereinafter the “Effective Date”) by and between:

IMMUNE VENTURES, LLC, a limited liability corporation organized and existing under the laws of the State of Washington, having an office and its principal place of business at 1001 4th Avenue, Suite 4500, Seattle, WA 98154 (hereinafter “Licensor”), and

INmune BIO, Inc., a corporation organized and existing under the laws of the State of Nevada, having an office and its principal place of business at 1224 Prospect Street, Suite 150, La Jolla, CA 92037 (hereinafter “Licensee”).

Licensor and Licensee will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Licensor is the owner by assignment of all legal right, title, and interest in the invention entitled “IN VIVO ACTIVATION OF NATURAL KILLER CELLS” (the “Invention”) and to the patents and patent applications under Patent Rights as defined below, which are directed to the Invention; and

WHEREAS, Licensee wishes to acquire, and Licensor desires to grant, an exclusive license under the Patent Rights to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, Licensor and Licensee, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 The term “Affiliate” shall mean any entity which controls, is controlled by or is under common control with Licensee. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, more than fifty percent (50%) control in the election or appointment of the corresponding managing authority).

1.2 The term "Commercial Sale" shall mean any transaction that transfers to a purchaser, for value, physical possession of and title to a Licensed Product, after which transfer the seller has no right or power to determine the purchaser's resale price. Transfer of possession and title to an Affiliate or Sublicensee shall not constitute a Commercial Sale unless the Affiliate or Sublicensee is an end user of the Licensed Product.

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1.3 The term "FDA" shall mean the United States Food and Drug Administration or foreign equivalent.

1.4 The term “Field” or “Field of Use” shall mean all applications of the Patent Rights.

1.5 The term “Licensed Product” shall mean any product which is composed of or incorporates, or is directly or indirectly discovered, developed and/or identified using, the Patent Rights. The term Licensed Product shall also include any product, the manufacture, use, importation, sale or offer for sale of which in the absence of this license would infringe the Patent Rights.

1.6 The term “Licensed Service” shall mean any therapeutic or other method or service which is described in or dependent on the Patent Rights or which otherwise could not be practiced but for the Patent Rights.

1.7 The term “Net Sales” "shall mean the gross sales by Licensee, its Affiliates or Sublicensees in the Commercial Sale of Licensed Product less the following items if separately stated on purchase orders, invoices, or other documents of sale:

(a)	outbound shipping, storage, packing and insurance expenses, each as actually paid or allowed;

(b)	amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and

(c)	sales and other excise taxes, use taxes, tariffs, license fees and duties actually paid or allowed.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee, its Affiliates or Sublicensees and on its payroll, or for cost of collections. Net Sales shall occur on the date of billing for a Licensed Product. If a Licensed Product is distributed at a discounted price that is substantially lower than the customary price charged by Licensee, or distributed for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the non-discounted price of the Licensed Product charged to an independent third party during the same reporting period or, in the absence of such sales, on the fair market value of the Licensed Product.

Net sales shall include the fair market value of any non-cash consideration received by Licensee its Affiliates or Sublicensees for the sale, lease, or transfer of Licensed Products.

1.8 The term “Party” shall mean either Licensor or Licensee, and "the Parties" shall mean Licensor and Licensee.

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1.9 The term "Patent Costs" shall mean out-of-pocket expenses incurred by Licensor in connection with the preparation, filing, prosecution, maintenance, and interference proceedings of patent applications and patents, including the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but excluding costs associated with any patent infringement actions.

1.10 The term “Patent Rights” shall mean inventions claimed in below- described (a), (b), (c), (d) and (e), and inventions not claimed but for which support is found in (a), (b), (c), (d) and (e), as follows:

(a)	Patent applications listed in Exhibit A and patents issuing therefrom.

(b)	Patents listed in Exhibit A.

(c)	Non-provisional applications, divisional applications and continuation applications that claim the benefit of priority to any of the patents described in (a) or (b) or patent applications described in (a) or (b) and patents issuing therefrom.

(d)	Continuation-in-part applications that claim the benefit of priority to any of the patents described in (a) or (b) and patent applications described in (a) or (b) and patents issuing therefrom.

(e)	Reissue patents and reexamination patents related to patents described in (a), (b), (c) and (d).

1.11 The term “Sale” or “Sold” shall mean the transfer or disposition of a Licensed Product or provision of a Licensed Service to an entity other than Licensee or an Affiliate for value, whether in the form of cash payments, royalties, fees, stock, or any other form of compensation. Sales of Licensed Product or provision of a Licensed Service by Licensee to its Affiliates or Sublicensees, or among them, shall not be deemed a Sale for the purposes of this definition if such Sale is made for the purpose of reselling the Licensed Product or the results of a Licensed Service to a third party. For the purposes of determining Net Sales, a Sale shall be deemed to have occurred when an invoice is generated for such Licensed Product or Licensed Service.

1.12 The term “Sublicensee” shall mean any non-Affiliate third party to whom Licensee or its Affiliates has granted the right to manufacture, sell, offer for sale and/or use Licensed Products, Licensed Service or Patent Rights as granted in this license. It is understood and agreed that the foregoing definition of Sublicensee shall not limit the scope of sublicenses that Licensee may grant hereunder.

1.13 The term “Third Party” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.14 The term “Valid Patent Claim” shall mean shall mean a claim of an issued and unexpired patent or a pending claim in a pending patent application within the Patent Rights which has not been (i) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable, or is unappealed within the time allowed for appeal, or (ii) disclaimed.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Each party represents and warrants to the other that:

(a)	It validly exists under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as currently owned or licensed and conducted; and

(b)	It has the corporate power and authority to execute and deliver this Agreement, and to carry out all the terms and provisions hereof to be carried out by it; and

(c)	The execution and delivery of this Agreement has been duly authorized by all necessary corporate action; and

(d)	This Agreement has been duly executed and delivered and is a legal, valid and binding obligation enforceable in accordance with its terms.

2.2 Licensor represents and warrants to Licensee that:

(a)	Licensor has not previously granted and will not grant any rights under the Patent Rights that are inconsistent with the rights and licenses granted to Licensee herein; and

(b)	to the best of its knowledge as of the Effective Date, without prior research, there are no claims of any third parties that would call into question the rights of Licensor to grant to Licensee the rights and licenses contemplated hereunder; and

(c)	Licensor has received and currently holds valid and effective assignments of Inventor’s rights to the Patent Rights.

2.3 EXCEPT AS PROVIDED IN THIS ARTICLE 2, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF.

2.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH, LICENSOR AND ITS RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, EITHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR OR ITS DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR INCIDENTIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

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ARTICLE 3

GRANT OF LICENSE RIGHTS

3.1 LICENSOR hereby grants to LICENSEE, subject to all the terms and conditions of this Agreement, an exclusive, worldwide, sub-licensable, royalty-bearing license (hereinafter “License”) to the Patent Rights in the Field, including the right to use, market, distribute, make, have made, sell, have sold, offer to sell, import and export Licensed Products and Licensed Services (hereinafter “License”).

3.2 LICENSEE shall have a right of first refusal (ROFR) to incorporate into this license agreement any improvements or additions to the Patent Rights in the Field that may be developed or procured by LICENSOR subsequent to the effective date hereof. LICENSOR will timely communicate to LICENSEE the availability of any such improvements or additions to the Patent Rights, and LICENSEE will timely exercise or refuse its ROFR, wherein upon exercising its ROFR, such improvements or additions to the Patent Rights shall be incorporated into this license agreement by way of an amendment to Exhibit A which shall be signed by a representative of LICENSEE, and thereafter all rights and obligations of the parties as set forth in this license agreement, including sections 7.1 and 7.2, shall be considered in accordance with the amended Exhibit A.

3.3 LICENSEE shall have the right to extend this License to any Affiliate provided that such Affiliate consents to be bound by this Agreement to the same extent as LICENSEE and provided that LICENSEE provides a copy of such prior written consent to LICENSOR within thirty (30) days of such prior written consent.

3.4 Any sublicenses granted by LICENSEE under this License shall be consistent with this Agreement and shall protect the rights of LICENSOR. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. LICENSEE will notify LICENSOR within 30 (thirty) days of granting a sublicense and will provide LICENSOR a true and correct copy of said sublicense agreement in English within forty-five (45) days of signature. All sublicenses shall be assignable to LICENSOR in the event that this License is terminated or converted to non-exclusive.

ARTICLE 4

CONSIDERATION

In consideration of the license rights granted by LICENSOR to LICENSEE under this Agreement, LICENSEE will make to LICENSOR the following payments:

4.1 Milestone payments, non-creditable and non-refundable, due upon the achievement of certain events in the development of the Licensed Products:

Each Phase I initiation	$25,000.00
Each Phase II initiation	$250,000.00
Each Phase III initiation	$350,000.00
Each NDA / EMA MA filing	$1,000,000.00
Each NDA / EMA MA awarded	$9,000,000.00

With respect to the above Milestone payments in this Section 4.1:

“PhaseI” shall mean a first indication trial where safety and dose finding are the primary goals;

“Each Phase I initiation” shall mean a separate payment to LICENSOR is required for each distinct indication for which Phase I is initiated;

“PhaseII” shall mean any trial where a change in a surrogate marker or clinical end-point is the primary goal;

“Each Phase II initiation” shall mean a separate payment to LICENSOR is required for each distinct indication for which Phase II is initiated;

“PhaseIII” shall mean any pivotal trial that will be the basis for regulatory approval;

“Each Phase III initiation” shall mean a separate payment to LICENSOR is required for each distinct indication for which Phase III is initiated;

“Each NDA / EMA MA filing” shall mean a separate payment to LICENSOR is required for each distinct indication for which a marketing authorization is filed with a regulatory authority; and

“Each NDA / EMA MA awarded” shall mean a separate payment to LICENSOR is required for each indication for which a marketing authorization is awarded by a regulatory authority.

If a Phase II trial becomes a pivotal trial that can be used as a registration trial, and a regulatory authority provides indication of such in writing, upon communication of said writing to LICENSEE, LICENSOR will be deemed to have met the equivalent of a Phase III initiation, and the Phase III Milestone payment will become payable to LICENSOR as if Phase III initiation has been made under this Section 4.1.

LICENSEE shall notify LICENSOR in writing of the achievement of each milestone, within fifteen (15) days of the achievement of each milestone event and shall pay the applicable milestone payment to LICENSOR within thirty (30) days of the achievement of the milestone.

Any milestone event described in this Section 4.1 will be deemed to have been achieved by LICENSEE if achieved by an Affiliate or a Sublicensee, and LICENSEE shall be obligated to make the milestone payments set forth in this Section 4.1 irrespective of whether the milestone is achieved by LICENSEE, an Affiliate, and/or a Sublicensee.

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4.2 Running royalties on Net Sales of Licensed Product or Licensed Services:

(a)	In countries where a Valid Patent Claim of the Patent Rights exist, a royalty of Nine Percent (9%) of Net Sales of each Licensed Product or Licensed Service for the remaining life of each patent, on a country by country basis; and

(b)	In the event a Licensed Product or Licensed Service is sold for other than cash, the royalty to be paid will be based on the Net Sales price of a comparable Licensed Product or Licensed Service in the United States.

(c)	In the event that a Licensed Product or Licensed Service is marketed in combination with any other product and is not separately priced, the earned royalty for such Licensed Product or Licensed Service shall be based on its stand-alone price.

(d)	Should LICENSEE be required to pay royalties to a third party based on its manufacture and sale of Licensed Products or provision of Licensed Services subject to patent(s) of such third party, the royalty rate hereunder shall be reduced by an equitable amount to be determined through good faith negotiations between LICENSOR and LICENSEE, provided that (i) the use of such patent(s) is reasonably required in connection with such manufacture and sale or service and (ii) the royalty rate is not reduced to less than one-half of the rate specified in this section.

(e)	ales of Licensed Products or Licensed Services by LICENSEE to its Affiliates or to Sublicensees, or among them, shall not be deemed a sale subject to royalty. Only one (1) royalty is to be paid on any Licensed Product or Licensed Service.

ARTICLE 5

PAYMENT, RECORDS AND REPORTS

5.1 Beginning in 2016, LICENSEE shall deliver to LICENSOR a true and accurate report, giving such particulars of the business conducted by LICENSEE, its Affiliates, and its Sublicensees, on a country-by-country basis, during each three (3) calendar months preceding March 31, June 30, September 30 and December 31, as are pertinent to an account for payments hereunder. Such reports shall be due to LICENSOR on April 30, July 31, October 31 and January 31 of each year and shall include at least:

(a)	a detailed description and accounting of all LICENSEE’s clinical development, marketing and business development efforts to commercially develop Licensed Products and Licensed Services;

(b)	notice of achievement of any events under Section 6.2 and any corresponding Milestone payments due under Section 4.1 herein;

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(c)	the quantities of Licensed Product produced and Licensed Services provided;

(d)	the total Sales and Net Sales of such Licensed Product and Licensed Services;

(e)	a detailed listing of all permitted deductions from the total amount of Net Sales of such Licensed Products and Licensed Services;

(f)	the calculation of royalties thereon;

(g)	the total royalties so computed and due LICENSOR; and

(h)	designation of all payments received by LICENSEE from Sublicensees during the aforementioned periods.

Simultaneously with the delivery of each report, LICENSEE shall pay to LICENSOR the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. The first report and payment due under this Section 5.1 of the Agreement is due within thirty (30) days after the conclusion of the period in which the first Sale of a Licensed Product or Licensed Service occurs.

5.2 Amounts payable under this Agreement shall be paid in U.S. dollars by check or wire transfer to “IMMUNE VENTURES, LLC”. All payments due under this Agreement shall be sent to:

NAME:	Immune Ventures, LLC
ADDRESS:	1001 4th Ave., Suite 4500, Seattle, WA 98154

Such payments shall be subject to applicable law and regulations. Net Sales of Licensed Products or Licensed Services not denominated in U.S. dollars and the royalties payable thereon shall first be determined in the currency in which such Licensed Products or Licensed Services were Sold and shall then be converted into the equivalent number of U.S. dollars at the exchange rate published by The Wall Street Journal Eastern Edition as of each respective March 31, June 30, September 30 and December 31.

5.3 In the event that any payment due hereunder to LICENSOR is not received when due, that payment shall accrue interest beginning on the tenth calendar day following the due date thereof, calculated at the annual rate of the sum of the prime interest rate quoted by The Wall Street Journal Eastern Edition on the date said payment is due plus two percent (2%) interest, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of LICENSOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment. Nothing in this Article 5.3 shall be construed as a waiver by LICENSOR of timely payment to LICENSOR from LICENSEE

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5.4 During the term of this Agreement and for five (5) years thereafter, LICENSEE shall keep complete, true and correct records of its, its Affiliates' and its Sublicensees' Sales and Net Sales of Licensed Products and Licensed Services in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE shall permit LICENSOR or its representatives to periodically examine, upon ten (10) days prior written notice, but in no instance more than once per year, its books, ledgers, and records for the purpose of conducting an inspection and audit and to the extent necessary to verify any report required under this Agreement. Such books, ledgers, and records shall be available for inspection, audit, and copying by LICENSOR or LICENSOR’S representative or agent at LICENSEE’S principal place of business, during reasonable business hours. LICENSOR or LICENSOR’S representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. LICENSEE will cooperate with LICENSOR or LICENSOR’S representatives in the performance of their inspection and audit, and LICENSEE agrees to cause its accountants and bookkeepers to cooperate fully in the inspection and audit. Such inspection and audit shall be at the sole expense of LICENSOR, provided, however, that in the event that the amount due to LICENSOR under this Agreement is determined to have been underpaid by more than five percent (5%), then LICENSEE shall pay the cost of such inspection and audit, the full amount of any underpayment, and accrued interest as stipulated in section 5.3 above.

ARTICLE 6

DUE DILIGENCE REQUIREMENTS

6.1 LICENSEE shall proceed diligently with the development of Licensed Products and Licensed Services and shall use its reasonable commercial efforts to bring Licensed Products and Licensed Services to market through a thorough, vigorous and diligent commercialization program, which shall include but not be limited to the development, marketing, promotion, distribution and sale of Licensed Products and Licensed Services

6.2 In partial satisfaction of the obligations of Paragraph 6.1 above, LICENSEE shall achieve the following events within the time frame set forth below:

•	Filing of IND or equivalent:
24 months from Effective Date
•	Initiation of Phase I clinical trials or equivalent:
36 months from Effective Date
•	Initiation of Phase II clinical trials or equivalent:
60 months from successful completion of Phase I
•	Initiation of Phase III clinical trials or equivalent:
84 months from successful completion of Phase II
•	Filing of NDA or equivalent:
96 months from successful completion of Phase III

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If LICENSEE fails to achieve any of the development events set forth in this Article 6, and LICENSOR so notifies LICENSEE in writing, LICENSEE and LICENSOR will negotiate in good faith to determine how LICENSEE can either remedy such failure or achieve alternate development events. If LICENSEE fails to make any required efforts, after they are so determined, and does not remedy that failure within sixty (60) days of written notice by LICENSOR, then LICENSOR may, by written notice to LICENSEE, terminate this License or convert it to non-exclusive, at LICENSOR’S sole discretion.

6.3 It is acknowledged by the parties that development can be delayed by unforeseen and unusual consequences neither caused by nor under the control of LICENSEE. Should such delays cause LICENSEE to fail to complete any development event within the allotted time, the periods allotted may be extended by mutual agreement, following sufficient documentation of such delays by LICENSEE.

ARTICLE 7

PATENT PROSECUTION

7.1 LICENSOR shall prosecute and maintain all Patent Rights using counsel of its choosing. LICENSOR will consult with LICENSEE on the filing and prosecution of Patent Rights, will keep LICENSEE fully informed with respect thereto, and will provide LICENSEE with copies of all patent applications, patent office actions and/or other documents related to the prosecution and maintenance of Patent Rights. LICENSEE shall be entitled to review and comment upon all actions undertaken in the prosecution and maintenance of Patent Rights and LICENSOR shall consider and reasonably incorporate all such comments and advice.

7.2 LICENSEE will reimburse LICENSOR, no less frequently than quarterly and within thirty (30) days of mailing of invoice by LICENSOR, for all legal fees incurred in filing, securing, protecting, prosecuting, and maintaining Patent Rights, including any foreign filing, divisional, continuation, or reissue thereof during the term of this Agreement. This obligation to reimburse LICENSOR for all prosecution and maintenance costs related to Patent Rights shall continue for as long as this Agreement remains effective. If LICENSEE elects to abandon payment of the expenses of a particular patent or patent application within the Patent Rights, LICENSEE shall notify LICENSOR at least thirty (30) days prior to such action, but in no case later than thirty (30) days prior to any required action relating to the filing, prosecution, or maintenance of such patent or patent application. In such event, Exhibit A shall be amended to remove such patent or patent application therefrom, and all rights of LICENSEE with respect to that patent or patent application will terminate and LICENSOR shall have no further obligation to LICENSEE with respect to that patent or patent application.

ARTICLE 8

PATENT INFRINGEMENT & MARKING

8.1 Each Party agrees to notify the other promptly of any infringement of the licensed Patent Rights of which such Party becomes aware. LICENSEE shall have the first option to commence legal proceedings with respect to such infringement. Before LICENSEE commences legal proceedings with respect to any infringement of any such licensed Patent Rights (an “Action”), LICENSEE shall give careful consideration to the views of LICENSOR in making its decision whether or not to commence such an Action.

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8.2. If LICENSEE elects to commence an Action as described above, LICENSEE will use reasonable efforts and attorneys of its choice to enforce the licensed Patent Rights or, subject to LICENSOR’S concurrence, may obligate an Affiliate or Sublicensee to carry out such Action on behalf of LICENSEE according to the terms set forth in this Article 8.

8.3 LICENSOR will have the option to participate, at its own cost, in any such Action, except that in the event that LICENSOR is requested by LICENSEE to join such Action, then LICENSEE shall pay all reasonable costs and expenses incurred by LICENSOR to so join.

8.4 Any monetary recovery or reimbursement (whether by settlement or judgment) in connection with an Action commenced by LICENSEE or its Affiliates or Sublicensees shall first be applied to reimburse LICENSEE, its Affiliates or its Sublicensees, if applicable, for all out-of-pocket expenses (including reasonable attorneys fees) incurred in prosecuting such Action and for the expenses of LICENSOR borne by LICENSEE hereunder, and then to reimburse LICENSOR for royalties withheld. Any remaining balance shall be shared equally by LICENSEE and LICENSOR.

8.5 In the event that LICENSEE elects not to exercise its option to prosecute an infringement of the licensed Patent Rights pursuant to this Article 8, LICENSOR may do so at its own cost and expense, controlling such Action and retaining all recoveries therefrom.

8.6 The Parties shall promptly inform one another in writing of any written notice to either Party of alleged infringement or misappropriation, based on the making, using, or selling of a Licensed Product or Licensed Service, of a Third Party’s intellectual property rights of which it shall become aware. Neither Party shall acknowledge to a Third Party the validity of any such allegation. The Parties shall each keep the other advised of all material developments in the said proceedings and shall cooperate with the other in the conduct of such defense

8.7 In accordance with the laws of the United States relating to the marking of patented articles, subsequent to the issuance of any patent in the United States within the Patent Rights, LICENSEE agrees, in accordance with applicable laws and regulations, to mark and to require every Affiliates and Sublicensee to mark every Licensed Product or Licensed Service covered by said patent. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

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ARTICLE 9

INDEMNIFICATION, PRODUCT LIABILITY& INSURANCE

9.1 LICENSEE will protect, defend, hold harmless and indemnify LICENSOR, and their respective directors, officers, managers, employees, and agents, and the insurers, successors and assigns of any of the foregoing (collectively, the "Indemnitees") at the expense of LICENSEE for and from any and all claims, causes of action, court or administrative orders, and liability (including but not limited to product liability and strict liability) for any loss, expense (including reasonable attorney’s fees, court costs, any costs of settlement and other legal expenses), injury, damage, or act in conjunction with or arising out of (1) practice by LICENSEE, its Affiliates or its Sublicensees, their directors, officers, employees, contractors, subcontractors and agents, of the Patent Rights or (2) the design, manufacture, distribution or use of Licensed Products or Licensed Services.

9.2 LICENSEE agrees that the Indemnitees shall have no liability to LICENSEE or to any purchasers or users of Licensed Products for any claims, demands, losses, costs, or damages suffered by LICENSEE or purchasers or users of Licensed Products or Licensed Services, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use or sale of such Licensed Products ("Claims"). LICENSEE agrees to defend, indemnify and hold harmless the Indemnitees from any such Claims, provided that (i) LICENSEE is promptly notified of any Claims, (ii) LICENSEE has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all Indemnitees cooperate to the extent necessary in the defense of any Claims.

9.3 For so long as LICENSEE, its Affiliates or its Sublicensees manufactures, uses or sells any Licensed Products or Licensed Services, and prior to initiation of human clinical testing, LICENSEE shall, at its sole expense, procure and maintain in full force and effect policies of comprehensive general liability insurance with limits not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in aggregate naming Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under Article 9.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, LICENSEE shall maintain such comprehensive general liability insurance for a reasonable period of not more than seven (7) years after LICENSEE or its Affiliates or Sublicensees have ceased commercial distribution or use of any Licensed Product. Notwithstanding the foregoing, a plan of self-insurance reasonably expected to provide coverage comparable to the foregoing for recovery of anticipated claims shall satisfy LICENSEE’s obligation under this Article 9.

9.4 LICENSEE shall provide LICENSOR with written evidence of such insurance, including the policies and declarations pages, within thirty (30) days of obtaining such insurance. LICENSEE shall provide LICENSOR with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent LICENSEE receives advance notice of such matters from its insurer. If LICENSEE does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or materials change, LICENSOR shall have the right to require that LICENSEE cease further clinical testing or commercial sales of Licensed Products until such insurance is obtained for such Licensed Products.

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ARTICLE 10

USE OF NAMES AND CONFIDENTIALITY

10.1 Except as required by law or in the normal course of business identification and description, neither LICENSEE nor LICENSOR shall issue any press release or other public statements in connection with this Agreement intended for use in the public media without the express written approval of the other party, which approval shall not be unreasonably withheld.

10.2. "Confidential Information" shall mean any confidential or proprietary information furnished by one party to this Agreement (the "Disclosing Party") to the other party to this Agreement (the "Receiving Party") in connection with the performance of any obligation under this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information includes, without limitation, tangible materials (such as prototype products), patent applications and materials related to the preparation, prosecution, and maintenance of any Patent Rights, trade secrets, know-how, inventions, invention disclosures or descriptions, technical data or specifications, testing methods, descriptions of research and development activities, research and development data and results, processes, and procedures.

10.3. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

10.4. Except as provided below in Sections 10.5 and 10.6, during the Term and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, using at least the same degree of care that the Receiving Party uses to protect its own confidential information, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who reasonably need to know such Confidential Information for the performance of the Receiving Party's obligations under this Agreement; (ii) use all Confidential Information solely for the performance of the Receiving Party's obligations under this Agreement; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent reasonably necessary for the performance of the Receiving Party's obligations under this Agreement. All reproductions of Confidential Information made pursuant to this Section 10.4 shall be considered as being Confidential Information.

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10.5. The obligations of the Receiving Party under Section 10.4 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; and/or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

10.6. Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement and at the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information solely for record purposes.

10.7 LICENSEE shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Section 10.4 of this Agreement; (ii) under a confidentiality agreement to a Sublicensee or potential Sublicensee; and/or (iii) with the prior written consent of LICENSOR. LICENSOR shall not disclose any Confidential Information to any third party except: (i) in accordance with the exceptions recited in Section 10.4 of this Agreement or (ii) with the written consent of LICENSEE.

ARTICLE 11

TERM & TERMINATION

11.1 Unless earlier terminated as hereinafter provided, the “Term” of this Agreement shall mean a period of time commencing on the Effective Date and ending, on a country by country basis, on the date of expiration of the last to expire of the Patent Rights in countries where Patent Rights exist. Thereafter, the Agreement shall expire automatically and LICENSEE shall have a fully paid up, perpetual, royalty-free license without further obligation to LICENSOR.

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11.2 LICENSOR shall have the right to terminate this Agreement if LICENSEE fails to make any payment due hereunder and LICENSEE continues to fail to make the payment, either to LICENSOR directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from LICENSOR specifying LICENSEE’S failure.

11.3 LICENSOR shall have the right to terminate this Agreement if LICENSEE fails to achieve any of the development events as set forth in Article 6, except the LICENSEE shall first be given an opportunity to remedy such failure in accordance with the provisions of 6.2.

11.4 Except as otherwise provided by law, this Agreement may be terminated with immediate effect (a) by either Party in the event of a material breach of this Agreement by the other Party which is not remedied within ninety (90) days from notice of such breach; or (b) by either Party, in any of the following events: bankruptcy, insolvency of the other Party, or, should any Party make an assignment for the benefit of creditors or commit an act of bankruptcy or file or have filed against it a petition in bankruptcy or reorganization proceedings.

11.5 Termination of this Agreement for any reason shall not release either party hereto from any liability, which at the time of such termination has already accrued to the other party.

11.6 In the event this Agreement is terminated for any reason, LICENSEE, its Affiliates, and its Sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Products then on hand and fulfill all existing obligations for Licensed Services, subject to the payment to LICENSOR of any and all fees and royalties due thereupon, all to be sold or otherwise disposed of within six (6) months of termination of this Agreement. Articles 2 and 9 shall survive the termination of this Agreement, and Article 4 shall survive the termination of this Agreement until such time as LICENSEE has sold or otherwise disposed of all of its stock of any Licensed Products.

11.7 Upon termination of this Agreement by LICENSOR for any reason, any sublicense granted by LICENSEE hereunder shall survive and shall be assigned to LICENSOR by LICENSEE.

11.8 Article 2 (representations & warranties), Article 5.4 (maintenance of records), Article 9 (Indemnification, Product Liability & Insurance), Article 10 (Use of Names & Confidentiality), Article 14 (Dispute Resolution) and Article 15.1 (governing law) shall survive the expiration and any termination of this Agreement.

11.9 Except as otherwise provided in this Article 11, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

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ARTICLE 12

GOVERNMENTAL COMPLIANCE

12.1 LICENSEE shall at all times during the term of this Agreement and for so long as it shall use the Patent Rights or sell Licensed Products and/or Licensed Services comply and use commercially reasonable effort to cause its Affiliates and Sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Patent Rights, Licensed Products, Licensed Services or any other activity undertaken pursuant to this Agreement.

ARTICLE 13

RIGHTS TO DATA

13.1 Should this Agreement be terminated or cancelled for any reason, LICENSEE will turn over to LICENSOR any and all data relating to the Patent Rights, including but not limited to LICENSEE’S medical, toxicological, pharmacological, pre- clinical, clinical, adverse reaction reports, processes for manufacturing licensed product and other data, whether or not used for any clinical trials or other submissions under the authority of the United States Food & Drug Administration or similar foreign regulatory body. Such transfer of said data from LICENSEE to LICENSOR shall occur within thirty (30) days of termination or cancellation of this Agreement. LICENSOR shall have the full ownership rights to this data and shall be able to use it in any way to further develop the Patent Rights.

ARTICLE 14

DISPUTE RESOLUTION

14.1 LICENSOR and LICENSEE shall attempt to settle between them amicably any controversy arising out of or related to this Agreement or the breach thereof. A senior executive from each party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the thirty (30) day period set forth in this section, either party may commence an action as set forth in Section 14.3 of this Agreement.

14.2. If said controversy cannot be settled according to Section 14.1 above, the Parties agree to good faith efforts to settle the controversy by mediation. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the State of California, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing further action if said mediation does not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the sixty (60) day period set forth in this section, either party may commence an action as set forth in Section 14.3 of this Agreement.

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14.3 If the Parties cannot reach agreement pursuant to Section 14.1 or Section 14.2 above then any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled judicially by a court of competent jurisdiction located in San Diego County, California.

ARTICLE 15

GENERAL PROVISIONS

15.1 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of California, without regard to conflicts of laws principles.

15.2 The relationship of LICENSEE and LICENSOR established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between LICENSEE and LICENSOR. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other.

15.3 This Agreement is binding upon and shall inure to the benefit of LICENSOR, its successors and assigns, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by LICENSEE without prior written approval by LICENSOR being first obtained, provided, however, that LICENSOR will not unreasonably withhold its approval if the intended assignee from LICENSEE is a Licensee which is at least as capable of commercializing and exploiting the Patent Rights as was LICENSEE when this Agreement was entered into.

15.4 In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

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15.5 Any notice or other communication required by this Agreement shall be made in writing and shall be deemed to have been properly given if delivered in person, or by first class certified mail, or via overnight courier, or by facsimile transmission provided that facsimile transmissions are promptly confirmed by first class mail, to the other party at the appropriate address as set forth below, or to such other address as may be designated in writing by the parties from time to time during the term of this Agreement. Any such notice shall be deemed to have been served on the date received by the addressee.

If to LICENSOR:	If to LICENSEE:
INmune Bio, Inc.	Immune Ventures, LLC
1224 Prospect Str., Suite 150	1001 4th Ave., Suite 4500
La Jolla, CA 92037	Seattle, WA 98154
(858) 964-3720	(206) 372-8963

15.6 This Agreement may not be altered, amended or modified in any way except by a written document signed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce that provision or any other provision or right.

15.7 Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

15.8 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable. Such holding shall have no effect on the remaining provisions of this Agreement and they shall continue in full force and effect.

15.9 Neither LICENSOR, nor any employees, officers, or agents thereof assume any responsibility for the manufacture, product specifications, sale or use of the Patent Rights or the Licensed Products or Licensed Services which are manufactured by or sold by LICENSEE.

15.10 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

15.11 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both or which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

IMMUNE VENTURES, LLC		INmune BIO, Inc.
(Licensor)		(Licensee)

By:	/s/ David Moss	By:	/s/ RJ Tesi
Name:	David Moss	Name:	RJ Tesi
Title:	Managing Member	Title:	MD
Date:	10-28-2015	Date:

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EXHIBIT A: Licensed Intellectual Property

With reference to Section 1.10 of the appended LICENSE AGREEMENT (“Agreement”) made October 29, 2015 by and between IMMUNE VENTURES, LLC and INmune BIO, Inc., the “Patent Rights” shall include:

Patent Applications:

Property No.	Patent Application Serial No.	Filing Date:	Title:
(1)	62/219,652	09/16/2015	IN VIVO ACTIVATION OF NATURAL KILLER CELLS

Patents:

Property No.	Patent No.	Issue Date:	Title:
(N/A)	N/A	N/A	N/A

This EXHIBIT A shall be amended from time to time in accordance with Sections 3.2 and 7.2 of the Agreement.

This EXHIBIT A is effective as of: October 29, 2015

IMMUNE VENTURES, LLC (Licensor)		INmune BIO, Inc. (Licensee)

By:	/s/ David Moss	By:	/s/ R J Tesi
Name:	David Moss	Name:	R J Tesi
Title:	Managing Member	Title:	MD
Date:	10-28-2015	Date: